EURAMAX HOLDINGS, INC.
THIRD QUARTER 2012 FINANCIAL RESULTS

Norcross, Georgia, November 9, 2012 – Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to the residential repair and remodel, non-residential construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the third quarter of 2012. Net sales, operating income, and adjusted EBITDA for the third quarter of 2012 were $219.2 million, $6.6 million, and $17.0 million, respectively. Net sales, operating income, and adjusted EBITDA for the first nine months of 2012 were $641.6 million, $14.4 million, and $46.9 million, respectively.

President and CEO Mitchell B. Lewis commented, “We had solid operating results for the third quarter of 2012. We were able to achieve significant improvements in operating income and improvements in adjusted EBITDA during the quarter despite continuing economic challenges in Europe and severe drought conditions throughout much of the United States. Improvements in our operating results reflect higher demand in the post frame construction, RV and transportation markets in our U.S. Commercial Products Segment and initiatives taken by the Company in both Europe and the U.S. to reduce overhead costs and streamline operations. Additionally, in the third quarter we completed a small but strategic acquisition which provides the Company manufacturing expertise in our Residential Product Segment and expands our product offering to our existing customer base. We believe the results of our third quarter are further indication that the initiatives undertaken to reduce costs and stream line operations have positioned the Company for a strong performance once our end markets recover.”

Third Quarter 2012 Financial Summary

•
Net sales declined $27.6 million, or 11.2%, to $219.2 million in the third quarter of 2012 compared to $246.8 million in the third quarter of 2011. The decline in net sales is primarily related to the Company's European Roll Coated Aluminum and European Engineered Product segments. These European segments comprised approximately $14.2 million of the overall sales decline in the quarter, including an approximate $5.7 million decline due to the weakening of the euro and British pound sterling against the U.S. dollar. This decline in demand reflects the negative impact of the continuing economic uncertainty throughout Europe.

•
Net sales in our U.S. segments declined approximately $13.4 million, or 7.9%, over the prior year. Higher demand in the Company's U.S. Commercial Products Segment for steel and aluminum roofing and siding sold in the post frame construction markets and RV and transportation markets resulted in higher sales volumes during the third quarter of 2012 compared to the prior year quarter. Despite higher sales volumes in our U.S. Commercial Products segment, net sales for our U.S. segments declined, reflecting lower sales prices as a result of declining steel and aluminum raw material costs and lower demand for roof drainage products in our U.S. Residential Products Segment, which continued to be negatively impacted by severe drought conditions throughout much of the U.S. Despite this overall decline in net sales, income from operations improved significantly during the current quarter.

•
Income from operations increased $2.8 million, or 73.7%, to $6.6 million in the third quarter of 2012 compared to $3.8 million for the third quarter of 2011. The improvement in income from operations is primarily the result of higher sales volumes in the post frame construction market and improved margins in the RV and transportation markets within the Company's U.S. Commercial Products segment. Income from operations also benefited from reductions in selling and general costs and other operating charges during the quarter, which reflect cost savings and restructuring initiatives in both Europe and the United States, including the consolidation of multiple plant locations within the U.S.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $17.0 million in the third quarter of 2012 compared to $15.9 million in the third quarter of 2011. Adjusted EBITDA was negatively impacted by approximately $0.3 million due to the weakening of the euro and British pound sterling against the U.S. dollar.

Conference Call
The Company will host an investor conference call regarding its third quarter 2012 financial results at 11:00 a.m. Eastern Time on Wednesday, November 14, 2012. The call can be accessed through the following dial-in numbers:
US/Canada: 866-952-1906; International: 785-424-1825: Conference ID: Euramax Financial Results Call. A replay of the conference call will be available through Friday, December 14, 2012. The replay may be accessed using the following dial-in information: US: 800-727-1367; International: 402-220-2669.

Contact Information
Euramax Holdings, Inc.
R. Scott Vansant, (770) 449-7066
Vice President and Chief Financial Officer
Email: svansant@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) benefit for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes adjusted EBITDA is helpful to investors in highlighting trends because adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s adjusted EBITDA to net income (loss) is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 28, 2012	December 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$9,790	$14,327
Accounts receivable, net of allowance for doubtful accounts of $3,133 and $4,391, respectively	103,122	83,234
Inventories, net	100,830	83,396
Income taxes receivable	831	697
Deferred income taxes	2,369	1,906
Other current assets	6,359	4,336
Total current assets	223,301	187,896
Property, plant and equipment, net	142,190	146,549
Goodwill	196,502	196,686
Customer relationships, net	57,943	69,636
Other intangible assets, net	7,643	8,148
Deferred income taxes	35	6
Other assets	9,109	10,325
Total assets	$636,723	$619,246
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable, including cash overdrafts of $3,533 and $65, respectively	$81,119	$54,329
Accrued expenses and other current liabilities	31,184	33,425
Accrued interest payable	17,704	8,886
Deferred income taxes	884	891
Total current liabilities	130,891	97,531
Long-term debt	515,420	507,988
Deferred income taxes	20,039	21,501
Other liabilities	46,192	45,519
Total liabilities	712,542	672,539
Shareholders’ equity (deficit):
Common stock	189	185
Additional paid-in capital	721,114	718,837
Accumulated loss	(806,974)	(782,087)
Accumulated other comprehensive income	9,852	9,772
Total shareholders’ equity (deficit)	(75,819)	(53,293)
Total liabilities and shareholders’ equity (deficit)	$636,723	$619,246

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Nine months ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net sales	$219,173	$246,780	$641,648	$714,017
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	182,557	209,135	534,257	595,376
Selling and general (excluding depreciation and amortization)	20,503	23,130	64,423	70,898
Depreciation and amortization	8,624	9,318	25,938	28,064
Other operating charges	840	1,421	2,602	5,322
Multiemployer pension withdrawal expense	39	—	39	1,200
Income from operations	6,610	3,776	14,389	13,157
Interest expense	(13,394)	(13,370)	(40,791)	(42,122)
Other income (loss), net	3,494	(17,568)	675	(8,912)
Loss before income taxes	(3,290)	(27,162)	(25,727)	(37,877)
Benefit for income taxes	(2,115)	(117)	(840)	(375)
Net loss	$(1,175)	$(27,045)	$(24,887)	$(37,502)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 28, 2012	September 30, 2011
Net cash (used in) provided by operating activities	$(4,625)	$1,625
Cash flows from investing activities:
Purchase of a business, net of cash acquired	(6,446)	—
Proceeds from sales of assets	1,289	80
Capital expenditures	(4,586)	(8,382)
Net cash used in investing activities	(9,743)	(8,302)
Cash flows from financing activities:
Changes in cash overdrafts	3,467	—
Net borrowings on ABL Credit Facility	7,113	25,274
Net repayments on First Lien Credit Facility	—	(412,028)
Borrowings under Senior Secured Notes	—	375,000
Borrowings under Senior Unsecured Notes	—	19,812
Debt issuance costs	(59)	(10,623)
Net cash provided by (used in) financing activities	10,521	(2,565)
Effect of exchange rate changes on cash	(690)	927
Net decrease in cash and cash equivalents	(4,537)	(8,315)
Cash and cash equivalents at beginning of period	14,327	24,902
Cash and cash equivalents at end of period	$9,790	$16,587

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Nine months ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net loss	$(1,175)	$(27,045)	$(24,887)	$(37,502)

Add:
Interest expense	13,394	13,370	40,791	42,122
Depreciation and amortization (a)	8,791	9,487	26,434	28,572
Provision (benefit) for income taxes	(2,115)	(117)	(840)	(375)

Adjustments:
Other loss (income), net (b)	(3,494)	17,568	(675)	8,912
Severance, relocation and one-time compensation costs	394	869	1,583	2,233
Stock compensation expense	754	664	2,281	1,960
Long term incentive plan	—	543	1,113	905
Acquisition-related costs	227	—	227	—
Non-recurring consulting, legal and professional fees	187	—	745	—
Multiemployer pension withdrawal expense	39	—	39	1,200
Facility closures, relocation and one-time compensation costs	32	348	47	576
Debt offering and refinancing fees (c)	—	204	—	2,513

Adjusted EBITDA	$17,034	$15,891	$46,858	$51,116

(a)
Includes amortization attributable to royalty payments under a minimum purchase agreement entered into in connection with our acquisition of a product line in 2005, which is being recognized in net sales.

(b)
Other loss (income), net for the three months ended September 28, 2012 is primarily comprised of translation gains on intercompany obligations of approximately $3.8 million. Other income for the nine months ended September 28, 2012 included a $0.5 million gain on the sale of assets related to the exit of our RV door product line and approximately $0.3 million of translation gains on intercompany obligations. Other loss for the three and nine months ended September 30, 2011 includes translation losses on intercompany obligations of $17.4 million and $7.3 million, respectively. Other loss for the nine months ended September 30, 2011 also included a $1.5 million loss on extinguishment of the first lien credit agreement.

(c)
Debt offering and refinancing fees include indirect tax consulting and legal fees related to the Company’s 2011 debt offering and other financing transactions and certain legal and professional fees incurred for capital market activities.